Exhibit 10.1

EXECUTIVE SERVICE AGREEMENT

This amended and restated Executive Service Agreement (the “Agreement”), entered into as of May 18, 2010, is between Insight Direct (UK) Limited, a company registered in England with number 2579852 whose registered office is at Technology Building, Insight Campus, Terry Street Sheffield S9 2BU (“Company”), and Stuart Fenton of The Ridings, Hazel Road, West Byfleet, Surrey, KT14 6JJ (“Executive”).

This amended and restated Executive Service Agreement is entered into in the following context:

RECITALS

A. Executive is employed by Company pursuant to an Executive Service Agreement dated as of September 12, 2002 (the “Prior Agreement”).

B. The Company proposes and Executive agrees to enter into a new Executive Service Agreement. In exchange for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	TERMS OF AGREEMENT.

(a) The parties agree that the Prior Agreement is hereby terminated in its entirety.

(b) Initial Term. Executive shall be employed by Company for the duties set forth in Section 2 for a two-year term commencing as of May 18, 2010 and ending on May 18, 2012 (the “Initial Term”), unless sooner terminated in accordance with the provisions of this Agreement.

(c) Renewal Term; Employment Period Defined. This Agreement is intended to provide for a constantly renewing (or “evergreen”) two-year term. As a result, on each day after the commencement of the Initial Term, without further action on the part of Company or Executive, this Agreement shall be automatically renewed for a new two-year term from that day forward (a “Renewal Term”) (subject to earlier termination in accordance with the terms of this Agreement). Nevertheless, Company may notify Executive, or Executive may notify Company, at any time, that there shall be no renewal of this Agreement. If this notice of non-renewal is given, the Agreement shall immediately cease to renew and shall terminate naturally at the end of the then current Renewal Term. No severance or other post-termination compensation will be due or payable in the event of a termination resulting from non-renewal. The period of time commencing as of the date of this Agreement and ending on the effective date of the termination of employment of Executive under this or any successor Agreement shall be referred to as the “Employment Period.”

(d) Age 65. Notwithstanding anything in this Agreement to the contrary, Executive’s employment shall terminate automatically on the Executive’s 65th birthday. No severance or other post-termination compensation will be due or payable in the event of a termination under this Section 1(c).

2.	POSITION AND DUTIES.

(a) Job Duties. Company employs, engages and hires Executive as President of EMEA and APAC, based in the United Kingdom and responsible for the Insight Subsidiaries in these regions, and Executive accepts and agrees to such employment. Executive shall be a director of Company and (subject always to the reasonable directions of the Chief Executive Officer of Insight Enterprises, Inc. a Delaware corporation (“Parent”)), together with any other director appointed from time to time by the Chief Executive Officer of Parent, conduct the general management of the business of Company in these regions. Executive’s duties and authority during the Employment Period shall be such executive and managerial duties as the Chief Executive Officer of Parent, or the Chief Executive Officer’s designee, shall reasonably determine, and which are consistent with Executive’s legal duties. Executive will devote full time on behalf of Company, or such lesser amount of time as the Chief Executive Officer of Parent, or the Chief Executive Officer’s designee, may determine, reasonable absences because of illness, personal and family exigencies excepted.

(b) Company’s Discretion. In the event the Company commences a reasonable investigation into the conduct of Executive or after notice of termination has been given Executive, the Company may suspend Executive from the performance of his duties including without limitation requiring him not to contact for the purpose of conducting business any customers, clients, suppliers, agents, professional advisors, brokers, bankers or employees of Company or of any holding company (as defined in section 736 Companies Act 1985) of Company and any subsidiaries (as defined in section 736 Companies Act 1985) of Company or of any such holding company from time to time (collectively, the “Group”) and exclude Executive from any premises of Company or of any company in the Group.

Base Salary and benefits will not cease to be payable to Executive by reason only of such suspension, exclusion or requirement and Executive shall throughout any such period of suspension or exclusion continue to be an employee of Company and shall comply with all his obligations under this Agreement without limitation.

(c) Normal Place of Work. Executive shall be based at any of Company’s offices in the United Kingdom (the “Normal Place of Work”). Company shall have the right to vary the Normal Place of Work from time to time upon reasonable notice. Should Company require Executive to be based outside of the area of the M25 motorway to a location where it is not practicable for him to commute, then Company shall either provide reasonable rental accommodation for the use of Executive (at the cost of Company) or shall reimburse his reasonable hotel expenses.

(d) Travel. Executive shall undertake such travel inside and outside the United Kingdom as may be required for the proper performance of his duties hereunder.

(e) Best Efforts. Executive agrees that at all times during the Employment Period Executive will faithfully, and to the best of Executive’s ability, experience and talents, perform the duties that may be required of and from Executive and fulfill Executive’s responsibilities under this Agreement pursuant to its express terms. Executive’s participation as an officer, director, consultant or employee of any entity (other than Company) must be disclosed to Company and the Chief Executive Officer of Parent. Additionally, Executive shall not, without the written consent of Company, be directly or indirectly interested or concerned (whether as a shareholder, director, employee, partner, consultant, proprietor, agent or otherwise) in any Competing Business (as defined in Section 14(a)). This clause will not prevent Executive from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than one per cent of the total share or loan capital from time to time in issue in such company.

3.	HOURS OF WORK.

(a) Normal Work Hours. Normal working hours are from Monday to Friday inclusive, 9.00am to 6.00pm. Executive is, however, expected to work such additional hours including work on weekends and on public holidays without additional pay as the needs and requirements of Company dictate and as are required for the proper discharge of his duties.

(b) Working Time Regulations 1998. In view of Executive’s seniority and managerial duties and responsibilities, Executive is regarded as a “managing executive” for the purposes of the Working Time Regulations 1998.

4.	COMPENSATION.

(a) Base Salary. Company shall pay Executive a “Base Salary” in consideration for Executive’s services to Company, payable as nearly as possible in equal monthly installments or in such other installments as are customary from time to time for Company’s executives at the rate of £297,000 per annum. The Base Salary may be adjusted from time to time in accordance with the procedures established by Company for salary adjustments for executives, provided that the Base Salary shall not be reduced.

(1) Executive authorizes Company to deduct from such Base Salary any sums due from him to Company, including any overpayments, loan or advance made to him by Company.

(2) Subject to Section 5, Executive’s Base Salary shall be inclusive of any fees receivable by Executive as a director of Company and any company in the Group.

(b) Incentive Compensation. Executive shall be eligible for incentive compensation pursuant to one or more incentive compensation plans established by Company from time to time (each, an “Incentive Compensation Plan”). The amount of the incentive compensation, if any, shall be based on the extent to which Executive or Company, or any combination of Executive, Company and Company’s direct and indirect subsidiaries, achieve objectives set forth in or pursuant to the Incentive Compensation Plan, or Incentive Compensation Plans, for the relevant time period. For purposes of this Agreement, the terms “Incentive Compensation Plan” and “Incentive Compensation Plans” do not include any employee benefit, stock option, restricted stock or other equity-based plan.

(c) Benefit Schemes. Executive will be entitled to participate in those benefit schemes generally provided for Company’s executives located in the UK in the same or a similar tier of management, in accordance with the terms of the applicable benefit schemes. Additionally, Executive shall be entitled to participate in any other benefit schemes made available from time to time to UK employees of Company generally, including but not limited to, any death in service insurance scheme and private health insurance scheme, all subject to any restrictions specified in, or amendments made to, such schemes.

(d) Group Personal Pension Scheme. Executive is eligible to participate in the Group Personal Pension Scheme (“the Scheme”) subject to the terms and conditions of such Scheme from time to time in force. Details of the Scheme may be obtained from the People and Development Department. Company reserves the right to terminate, or substitute another pension scheme(s) for the Scheme. Company shall make a contribution of seven percent (7%) of Base Salary to such scheme subject to the Executive contributing at an equivalent or greater level. At the request of Executive, Company shall pay this pension contribution to a personal pension scheme established by Executive in his name.

(e) Mobile Phone. Executive shall be provided with a mobile phone for his business use and reasonable personal use. Executive shall return his mobile phone on request.

(f) Clawback. To the extent required by law or Company policy, Company may require Executive to repay to Company any bonus or other incentive-based or equity-based compensation paid to Executive.

5.	BUSINESS EXPENSES.

Company will reimburse Executive for any and all necessary, customary and usual expenses which are incurred by Executive on behalf of Company, provided Executive provides Company with receipts to substantiate the business expense in accordance with Company’s policies or otherwise reasonably justifies the expense to Company.

6.	SICKNESS.

(a) Examination and Access to Medical Reports. If so required by the Chief Executive Officer of Parent at any time after Executive has requested sick leave which would result in total absence of two consecutive weeks of sick leave (and whether or not Executive is absent by reason of sickness, injury or other incapacity), Executive shall undergo a medical or psychological examination by such doctor or doctors as the Chief Executive Officer of Parent shall nominate at the expense of Company. Executive authorizes Company pursuant to the Access to Medical Reports Act 1988 to have unconditional access to any report or reports (including copies of and documents referred to in such reports) prepared as a result of any such examination as the Chief Executive Officer of Parent may from time to time require and authorizes the doctor(s) concerned to discuss the same with any representative of Company.

(b) Absence. If Executive is absent from his employment, he shall comply with Company’s policy on reporting absence and illness.

(c) Temporary Replacement. Company may appoint a temporary replacement to undertake some or all of Executive’s duties, provided, however, that an internal temporary appointment of an officer may be made to provide temporary business continuity if it reasonably appears that Executive will be absent for more than one week.

(d) Base Salary. Subject to compliance by him with the provisions of Sections 6(a) through 6(c), Executive may, notwithstanding illness or other incapacity, at the absolute discretion of Company and without prejudice to Company’s rights pursuant to this Agreement, continue to receive the Base Salary or such proportion of it, for twenty-six (26) weeks (in aggregate) in such fifty-two (52) week period and thereafter for such periods or period as the Chief Executive Officer of Parent may in his absolute discretion decide provided that any Base Salary or proportion of it so paid will be reduced by a sum or sums equal to the aggregate maximum amount of statutory sick pay which Executive is entitled to claim in respect of such period or periods of absence.

(e) Statutory Sick Pay. Any Base Salary paid to Executive pursuant to Section 6(d) shall be inclusive of any statutory sick pay payable.

7.	HOLIDAYS.

(a) General. Executive shall, in addition to Bank holidays but inclusive of statutory entitlement under the WTR, be entitled to twenty-five (25) working days’ holiday from January 1 to December 31 each year (the “Holiday Year”) and a ratable proportion for any part of such Holiday Year to be taken at such time or times as shall be convenient to Company’s business and as decided by the Chief Executive Officer of Parent, but so that no more than ten (10) consecutive working days are taken by Executive at any one time without the prior consent of the Chief Executive Officer of Parent. Executive will be deemed to take statutory entitlement under the WTR first, then additional contractual entitlement.

(b) Termination of Agreement. On the termination of this Agreement, Executive shall be entitled to remuneration in lieu of accrued untaken holidays. If, on the termination of this Agreement, Executive has taken holiday in excess of his accrued entitlement, Company shall be entitled to deduct from any sum owed by Company to Executive a sum representing such excess holiday taken.

(c) Carry Forward. With the prior written consent of the Chief Executive Officer of Parent, Executive shall be entitled to carry forward not more than ten (10) days accrued holiday entitlement from one Holiday Year to the next. Any holiday carried forward must be taken within the first two (2) months of the next Holiday Year or will thereupon lapse without right to payment in lieu.

(d) Parental Leave. The Holiday Year shall be the leave year for the purposes of parental leave.

8.	DEATH OR DISABILITY.

(a) Compensation. If Executive’s employment is terminated as a result of Executive’s death, or, if subject clause (c) below, Executive becomes Disabled within the meaning of the Disability Discrimination Act of 1995, Executive, or Executive’s estate, as the case may be, shall be entitled to receive (in the case of Disability subject to Executive signing a compromise agreement on terms satisfactory to Company) the Base Salary due to Executive through the date of Executive’s death or Disability. Executive or Executive’s estate, as the case may be, also shall be entitled to receive the following (in the case of Disability subject to Executive signing a compromise agreement on terms satisfactory to Company):

(1) A single lump sum payment equal to ninety (90) days of Executive’s Base Salary as in effect on the date of Executive’s death or Disability;

(2) With respect to any Incentive Compensation Plan with quarterly objectives, a single lump sum cash payment in an amount equal to a prorated portion (based on the number of calendar days that have elapsed during the quarter) of the payment to which Executive would be entitled under the Incentive Compensation Plan (had Executive’s death or Disability not occurred) for the quarter in which Executive died or became Disabled; and

(3) With respect to any Incentive Compensation Plan with annual objectives, a single lump sum cash payment in an amount equal to a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would have been entitled (had Executive’s death or Disability not occurred) under the Incentive Compensation Plan for the calendar year in which Executive dies or becomes Disabled.

(4) The Executive is entitled to the current death and disability insurance provided to all Insight U.K. employees. The scheme details may change from time to time.

The payment to which Executive or Executive’s estate is entitled pursuant to paragraph (1) will be paid within thirty (30) days of Executive’s death or in the case of Disability 28 days after signature of a compromise agreement in terms satisfactory to Company, as the case may be. The payments to which Executive is entitled pursuant to paragraphs (2) and (3) shall be made within the time period described in the applicable Incentive Compensation Plan. The payments pursuant to paragraphs 1, 2 and 3 are in addition to payments under any disability insurance policy the Company may have in effect for Executive at any given time.

(b) Termination of Employment. Where, the reasonable opinion of Company, Disability prevents Executive from being able to fulfill his duties to Company, the Company reserves the right to terminate the Executive’s employment on the grounds of capability. In such circumstances, Executive shall be required to enter into a compromise agreement on terms satisfactory to Company before the payment of any benefits pursuant to this is made.

9.	TERMINATION BY COMPANY.

(a) Termination for Cause. Company may terminate this Agreement and Executive’s employment with immediate effect at any time during the Initial Term or any Renewal Term for “Cause” upon written notice to Executive specifying the basis for the termination. If Company terminates this Agreement for “Cause,” Executive’s Base Salary shall immediately cease, and Executive shall not be entitled to severance payments, Incentive Compensation Plan payments or any other payments or benefits pursuant to this Agreement, except for any vested rights pursuant to any benefit schemes in which Executive participates and any accrued compensation, accrued and unused holiday pay and similar items. For purposes of this Agreement, the term “Cause” shall mean the termination of Executive’s employment by Company for one or more of the following reasons:

(1) The Executive, in the performance of his duties under this Agreement commits an act of gross misconduct or gross incompetence;

(2) the misappropriation (or attempted misappropriation) of any of Company’s funds or property;

(3) the conviction of any criminal offense, including an offense related to insider dealing and other than a minor motoring offense, which does not render Executive unable to discharge his duties under this Agreement;

(4) acts of material dishonesty or disloyalty toward Company;

(5) repeated significant deficiencies with respect to agreed performance objectives assigned by the Chief Executive Officer of Parent;

(6) a bankruptcy order made against Executive or Executive’s entering into a voluntary arrangement within the meaning of section 253 Insolvency Act 1986; or

(7) Executive becomes prohibited by law from being a company director.

If Executive is terminated for Cause, Company shall be obligated to pay Executive only the Base Salary (from Section 4(a)) and benefits (from Section 4(c)) due to Executive up to the termination date, and Executive will not be entitled to, nor will Executive receive, any type of severance payment. For purposes of clauses (3), (5) and (6) an action or omission will not be considered to be “repeated” unless Executive violates that same clause after receiving written notice of an earlier violation and after being provided with an opportunity to cure the violation or deficiency.

(b) Termination Without Cause. Company also may terminate this Agreement and Executive’s employment at any time during the Initial Term or any Renewal Term without Cause by service of notice complying with the statutory minimum notice period. Company may, in its discretion, place Executive on a paid administrative leave prior to the actual date of termination set by Company. During the administrative leave, Company may bar Executive’s access to Company’s offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

(c) Base Salary. In the event Executive’s employment is terminated by Company without Cause, Executive shall, subject to signing a compromise agreement on terms satisfactory to the Company, receive a single lump sum cash payment in an amount equal to two (2) times Executive’s Base Salary as in effect on the date Executive’s employment is terminated to be paid within three (3) days (or sooner if required by law) following the termination of Executive’s employment. Executive shall have no duty to mitigate damages in order to receive the compensation described by this Section 9(c), and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(d) Incentive Compensation. If Executive is terminated for Cause, Executive shall not be entitled to receive any Incentive Compensation Plan payments for the quarter or year in which Executive’s employment is terminated or for any other periods. If Executive is terminated without Cause, Executive shall, subject to signing a compromise agreement on terms satisfactory to the Company, be entitled to receive the following:

(1) An amount equal to one hundred percent (100%) of the annual compensation paid to Executive in the one (1) of the two (2) preceding years in which Executive received the higher annual compensation under all Incentive Compensation Plans (annual and quarterly) in which Executive participates as of the date his employment is terminated or, if an Incentive Compensation Plan was not in existence in the preceding year, one hundred percent (100%) of the annual compensation paid to Executive in the one (1) of the two (2) preceding years in which Executive received the higher annual compensation under a predecessor Incentive Compensation Plan; plus

(2) With respect to any Incentive Compensation Plan with quarterly objectives, a prorated portion (based on the number of calendar days that have elapsed during the quarter) of the payment to which Executive would be entitled under the Incentive Compensation Plan (had Executive’s employment not been terminated) for the quarter in which Executive’s employment is terminated; plus

(3) With respect to any Incentive Compensation Plan with annual objectives, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Compensation Plan (had Executive’s employment not been terminated) for the year in which Executive’s employment is terminated.

The payments described in Section 9(d)(1) and (2) will be made in a single lump sum cash payment as soon as possible following the end of the quarter in which Executive’s employment is terminated. The payment described in Section 9(d)(3) will be made at the time described in the applicable Incentive Compensation Plan. Executive shall have no duty to mitigate damages in order to receive the compensation described by this Section 9(d), and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(e) Welfare Benefit Continuation. If Executive’s employment is terminated by Company without Cause, Executive shall be entitled to continue to participate in any death in service insurance scheme and private health insurance scheme, at substantially the levels in place immediately prior to termination of Executive’s employment, for a period of time expiring upon the earlier of: (1) the end of the period of twenty-four (24) months following termination of Executive’s employment, or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any scheme of any other employer or source without being required to pay any premium with respect thereto. Company’s obligation under this paragraph will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer.

(f) Other Plans. Except to the extent specified in this Section 9 and as provided in this Section 9(f), termination of Executive’s employment shall not affect Executive’s participation in, distributions from, and vested rights under, any employee benefit, stock option, restricted stock or other equity-based plan or scheme of, or maintained by or for, Company, which benefits will be governed by the terms of those respective plans or schemes. Executive shall have no duty to mitigate damages in order to receive the compensation described by this Section 9(f), and the compensation shall not be reduced or offset by other income, payments or profits received by Executive from any source.

(g) Release. The compensation described in this Section 9 shall be conditional upon Executive signing a compromise agreement on terms satisfactory to Company and shall be accepted by Executive in full and final settlement of any claim based on any cause of action, whether in negligence, breach of contract, statutory or otherwise, for any remedy whether in the nature of financial compensation or restitution for any loss or damage which has been or may be suffered including damages (at law or in equity), costs, interests, attorneys’ fees or otherwise that Executive may have against Company or any Group company (or its or their employees, officers, executives or shareholders) anywhere in the world and howsoever arising to the fullest extent permitted by law.

10.	TERMINATION BY EXECUTIVE.

(a) General. Executive may terminate this Agreement and his employment at any time, with or without “Good Reason.” Company may, in its discretion, place Executive on a paid administrative leave prior to the actual date of termination of Executive’s employment. During the administrative leave, Company may bar Executive’s access to Company’s offices or facilities if reasonably necessary to the smooth operation of Company, or may provide Executive with access subject to such reasonable terms and conditions as Company chooses to impose.

(b) Good Reason Defined. Executive may terminate this Agreement and his employment for Good Reason if Executive provides Company with written notice of the breach or action giving rise to Good Reason within ninety (90) days of the initial existence of such breach or action. For purposes of this Agreement, “Good Reason” shall mean and include each of the following (unless Executive has expressly agreed to such event in a signed writing):

(1) a material diminution in Executive’s authority, duties, or responsibilities;

(2) any material act or acts of dishonesty by Company directed toward or affecting Executive;

(3) any illegal act or instruction directly affecting Executive by Company, which is not withdrawn after Company is notified of the illegality by Executive; or

(4) Company’s material breach of this Agreement.

Notwithstanding any provisions of this Agreement to the contrary, none of the events described in this Section 10(b) will constitute Good Reason if, within thirty (30) days after Executive provides Company written notice specifying the occurrence or existence of the breach or action that Executive believes constitutes Good Reason, Company has fully corrected (or reversed) such breach or action. Executive’s employment will terminate on the day following the expiration of this thirty (30) day “cure period,” unless Executive and Company agree to a later date not later than two (2) years following the initial existence of such breach or action. Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such breach or action if Executive does not notify Company in writing of such breach or action within ninety (90) days of the event that gives rise to such breach or action.

(c) Effect of Termination by Executive for Good Reason. If Executive terminates this Agreement and his employment for Good Reason, it shall for all purposes be treated as a termination by Company without Cause and Executive shall be entitled to compensation in accordance with Section 9 subject to Executive signing a compromise agreement on terms satisfactory to Company.

(d) Effect of Termination by Executive Without Good Reason. If Executive terminates this Agreement and his employment without Good Reason, while the termination shall not be characterized as a termination for Cause, it shall for all purposes, result in the same compensation as a termination for Cause in accordance with Section 9. If the Executive terminates this Agreement without Good Reason he shall be required to give one month’s written notice of termination to Company.

11.	CHANGE IN CONTROL OF PARENT.

(a) Continued Eligibility to Receive Benefits. Company considers the maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Company and its shareholders. In furtherance of such goal and in further consideration of Executive’s continued employment with Company, if a Change in Control (as defined in Section 11(c)) occurs, Executive shall be entitled to the lump-sum severance benefit provided in Section 11(b) if, prior to the expiration of twenty-four (24) months after the Change in Control, (1) Executive terminates his employment with Company for Good Reason in accordance with the requirements of Section 10(b), or (2) Company terminates Executive’s employment without Cause pursuant to Section 9(b). The full severance benefits provided by this Section 11 shall be payable regardless of the period remaining until the expiration of the Initial Term or any Renewal Term.

(b) Receipt of Benefits. If Executive is entitled to receive a severance benefit pursuant to Section 11(a) hereof:

(1) Within ten (10) days following the date of termination of Executive’s employment, Company will provide Executive with a single lump sum cash payment in an amount equal to: (1) two (2) times Executive’s highest annualized Base Salary in effect on any date during the Initial Term or any Renewal Term; plus (2) two (2) times the annual compensation paid to Executive in the one (1) of the two (2) preceding years in which Executive received the higher annual compensation under all Incentive Compensation Plans (annual and quarterly) in which Executive participates as of the date his employment is terminated or, if an Incentive Compensation Plan was not in existence in the preceding year, two (2) times the annual compensation paid to Executive in the one (1) of the two (2) preceding years in which Executive received the higher annual compensation under a predecessor Incentive Compensation Plan; plus (3) with respect to any Incentive Compensation Plan with quarterly objectives, a prorated portion (based on the number of calendar days that have elapsed during the quarter) of the payment to which Executive would be entitled under the Incentive Compensation Plan (had Executive’s employment not been terminated) for the quarter in which Executive’s employment is terminated; plus (4) with respect to any Incentive Compensation Plan with annual objectives, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Compensation Plan (had Executive’s employment not been terminated) for the calendar year in which Executive’s employment is terminated.

(2) Executive shall be vested in any and all equity-based plans and agreements of Company in which Executive had an interest, vested or contingent. If applicable law prohibits such vesting, then Company shall pay to Executive a single lump sum cash payment in an amount equal to the value of benefits and rights that would have, but for such prohibition, been vested in Executive. Any payment made pursuant to this Section 11(b)(2) will be made within sixty (60) days following the date of termination of Executive’s employment.

(3) Executive shall be entitled to continue to participate in any death in service insurance scheme and private health insurance scheme, at substantially the levels in place immediately prior to termination of Executive’s employment, for a period of time expiring upon the earlier of: (1) the end of the period of forty-two (42) months following termination of Executive’s employment, or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any scheme of any other employer or source without being required to pay any premium with respect thereto. Company’s obligation under this Section 11(b)(3) will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer.

Executive shall have no duty to mitigate damages in order to receive the compensation described by this Section 11(b); provided, however, that Company’s obligation to provide continued participation in any death in service insurance scheme and any private health insurance scheme will cease with respect to a particular scheme when and if Executive becomes eligible to receive substantially similar benefits under any scheme of another employer or source. If Executive is entitled to receive the payments called for by this Section 11(b), Executive shall not be entitled to receive the compensation provided under Section 9 or 10.

(c) Change in Control Defined. For purposes of this Agreement, “Change in Control” shall mean each occurrence of any of the following:

(1) a change in control of Parent, or a change in control of Insight Enterprises UK, Ltd. or Insight Direct (UK) Ltd. (in either case “Insight UK”), through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the U.S. Securities Exchange Act of 1934 (the “1934 Act”)), excluding affiliates of Parent as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act) directly or indirectly, of securities of Parent or Insight UK representing thirty percent (30%) or more of the combined voting power of Parent’s then outstanding securities;

(2) any merger, consolidation or liquidation of Parent or Insight UK in which Parent or Insight UK is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of Parent or Insight UK in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger and other than a merger of Insight UK in which Insight UK remains an affiliate of Parent;

(3) the shareholders of Parent or Insight UK approve any plan or proposal for the liquidation or dissolution of Parent or Insight UK; or

(4) substantially all of the assets of Parent or Insight UK are sold or otherwise transferred to parties that are not within a “controlled group of corporations” (as defined in Section 1563 of the U.S. Internal Revenue Code) in which Parent is a member at the relevant date.

(d) Employment by Successor. For purposes of this Agreement, employment by a successor of Parent or a successor of any subsidiary of Parent that has assumed this Agreement shall be considered to be employment by Parent or one of its subsidiaries. As a result, if Executive is employed by such a successor following a Change in Control, Executive will not be entitled to receive the benefits provided by Section 11 unless Executive’s employment with the successor is subsequently terminated without Cause or for Good Reason within twenty-four (24) months following the Change in Control.

12.	INTELLECTUAL PROPERTY.

(a) Proprietary Information. Executive and Company hereby acknowledge and agree that in connection with the performance of Executive’s services, Executive shall be provided with or shall otherwise be exposed to or receive certain proprietary information of Company. Such proprietary information may include, but shall not be limited to, information concerning Company’s customers and products, information concerning certain marketing, selling, and pricing strategies of Company, and information concerning methods, manufacturing techniques, and processes used by Company in its operations (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement). Executive hereby agrees that, without the prior written consent of Company, any and all Proprietary Information shall be and shall forever remain the property of Company, and that during the Initial Term or any Renewal Term, and at all times thereafter, Executive shall not in any way disclose or reveal the Proprietary Information other than to Company’s executives, officers and other employees and agents in the normal course of Executive’s provision of services hereunder. The term “Proprietary Information” does not include information which (1) becomes generally available to the public other than as a result of a disclosure by Executive contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Executive, provided that such source is not contractually obligated to keep such information confidential.

(b) Trade Secrets. Executive, prior to and during this Agreement, has had and will have access to and become acquainted with various trade secrets which are owned by Company or by any company in the Group and are regularly used in the operation of their respective businesses and which may give Company or any company in the Group an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Executive agrees and acknowledges that Executive has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive’s employment and Executive’s prior relationship to, interest in, and fiduciary relationships to Company. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly or use them in any way, either during the Initial or any Renewal Term of this Agreement or at any time thereafter, except as required in the course of employment by Company and for its benefit.

(c) Intellectual Property.

(1) Executive shall promptly disclose and deliver all Proprietary Information to Company, or as it may direct. Company shall be entitled to make such use of the Proprietary Information as it deems appropriate and Executive shall not use the Proprietary Information in any manner, save as is necessary in performing his duties pursuant to this Agreement, and shall not disclose, or permit any third party to use, the Proprietary Information, in any manner, at any time either during his employment or after the date on which this Agreement terminates.

(2) To the extent that any existing and future copyright, database rights, registered designs, design rights, trade marks, patents, applications for any of the foregoing and all other intellectual property rights, in any part of the world, for the full term of such rights and any renewals and extensions thereof (collectively, “Intellectual Property Rights”) do not vest in Company by operation of law, Executive hereby irrevocably assigns to Company, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all his interest in any and all Intellectual Property Rights in, or relating to, the Proprietary Information.

(3) Executive shall, without charge to, but at the cost and expense of, Company, execute and do all such acts, matters, documents and things as may be necessary or reasonably required to obtain patent or other protection for any of the Proprietary Information or improvements or developments of the Proprietary Information and to vest title to the Intellectual Property Rights in, or relating to, the Proprietary Information in Company (or such company as it shall direct) absolutely.

(4) To the extent permitted by law, Executive hereby irrevocably and unconditionally waives any and all moral rights conferred by the Copyright Designs and Patents Act 1988 or any rights of a similar nature under law in any other jurisdiction in and to any and all Proprietary Information, such waiver in favor of Company, its successors in title and assigns.

(5) The provisions of this Section 12(c) shall not be affected by reason of the termination of this Agreement for whatever reason and shall continue thereafter.

(6) Company shall be under no obligation to apply for or seek to obtain patent, design or other protection in relation to any of the Proprietary Information or in any way to use, exploit or seek to benefit from any of the Proprietary Information.

(d) Ownership of Documents. Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Executive in connection with his employment. The Documents shall be the property of Company and are not to be used on other projects except upon Company’s prior written consent. At the end of the Initial Term or any Renewal Term, Executive shall surrender to Company any and all Documents or other property of whatsoever kind now or hereafter in Executive’s possession, custody, or control which contain or reflect in any manner whatsoever Proprietary Information or information which in any way relates to Company’s business.

(e) Company Defined. For purposes of this Section 12, “Company” shall be interpreted to include Company and any company in the Group.

13.	CONFIDENTIALITY.

(a) Executive recognizes that confidential information (which may include commercially sensitive information) is important to the business of Company and will from time to time become known to Executive. Executive acknowledges that the following restraints are necessary for the reasonable protection of Company, of its business, the business of the Group, its clients or their respective affairs.

(b) Executive shall during the continuance of his employment hereunder and after the date on which this Agreement terminates, observe strict secrecy as to the affairs and dealings of Company and (1) shall not during the continuance of his employment (except in the proper performance of his duties of employment) or after the date on which this Agreement terminates (without limit in time), without the prior written consent of the Chief Executive Officer of Parent, make use of or divulge to any person and (2) during the continuance of his employment, shall use his best endeavors to prevent the publication or disclosure of:

(1) details of customers, prospective customers and contractors (whether they be buyers, producers, suppliers or other contractors) of Company or any other company within the Group, including the terms of business with them and the fees and commissions charged to or by them and their requirements for specific projects whether design, idea or information technology oriented;

(2) copies of and information relating to research activities, inventions, creative briefs, ideas, computer programs (whether in source code or object code) secret processes, designs and formulae undertaken, commissioned or produced by or on behalf of Company or any company in the Group;

(3) any information relating to:

(1) expansion plans, business strategy, marketing plans and sales forecasts of Company or any other company in the Group;

(2) financial information, results and forecasts of Company or any other company in the Group;

(3) details of the employees and officers of Company or any other company in the Group and of the remuneration and other benefits paid to them;

(4) information relating to presentations, tenders, projects, joint ventures or acquisitions and developments contemplated, offered or undertaken by Company or any other company in the Group;

(5) confidential reports or research commissioned by or provided to Company or any company in the Group;

(6) any pricing information and Company rate-card or other information relating to the charges Company makes to customers or any discount thereon;

(7) any trade secrets of Company or any company in the Group including know-how and confidential transactions;

(4) any information which Executive is told is confidential and any information which has been given to Company or any other company in the Group in confidence by buyers, agents, suppliers or other persons; and

(c) the obligations contained in Section 13(b) shall cease to apply to any such information upon it coming into the public domain, other than as a result of the direct or indirect disclosure by Executive in breach of Section 13(b).

(d) Nothing in this Agreement shall preclude Executive from making a protected disclosure in accordance with and subject to the provisions set out in the Public Interest Disclosure Act 1998.

14.	RESTRICTIVE COVENANTS.

(a) Covenant Not To Compete. In consideration of Company’s agreements contained herein and the payments to be made by it to Executive pursuant hereto, Executive agrees that during the Restricted Period following the termination of Executive’s employment for any reason and so long as Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant, or obligation, Executive will not, without prior written consent of Company, consult with or act as an advisor to another company about activity which is a “Competing Business” of such company as defined below. For purposes of this Agreement, Executive shall be deemed to be engaged in a “Competing Business” if, in relation to Relevant Products or Services in any capacity, including proprietor, shareholder, partner, officer, director or employee, Executive engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which Company and any company in the Group are engaged on the date of, or any business contemplated by such entities’ business plans in effect on the date of notice of, Executive’s termination of employment. (As of the date of execution of this Agreement, Company’s actual business is the direct marketing of information technology products and services to businesses and consumers.) Nothing in this Section 14(a) is intended to limit Executive’s ability to undertake duties or activities which are materially different from those undertaken by him in the period 12 months prior to termination.

(b) Non-Solicitation. Executive recognizes that Company’s clients are valuable and proprietary resources of Company. Accordingly, Executive agrees that during the Restricted Period Executive will not directly or indirectly, through Executive’s own efforts or through the efforts of another person or entity, canvass, solicit, approach, deal, or contract with any Relevant Customer for or in connection with any Competing Business. Further, during the Restricted Period Executive will not solicit, encourage, assist, induce or entice away from the Company or, in connection with any Competing Business, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company. Company agrees that the restrictions described in this paragraph apply only so long as Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant, or obligation.

(c) Restricted Period. For purposes of this Section 14, the “Restricted Period” shall include the Employment Period and a period of 12 months following the termination of Executive’s employment with Company for any reason.

(d) Remedies; Reasonableness. Executive acknowledges and agrees that a breach by Executive of the provisions of this Section 14 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Executive from violating the provisions of this Section 14. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Executive.

Executive expressly acknowledges and agrees that: (1) the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Executive understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.

Executive also expressly acknowledges and agrees that Executive’s covenants and agreements in this Section 14 shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise.

Whilst the restrictions in this Section 14 are regarded by the parties as fair and reasonable, each of the restrictions is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

(f) In this Section 14 the following expressions shall have the following meanings:

(i) “Critical Person” shall mean any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company who had dealings with you or for whom you had management responsibilities in the 12 month period prior to termination and who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or knowledge of or influence over the clients, customers or suppliers of the Company is likely to be able to assist or benefit a Competing Business;

(ii) “Relevant Customer” shall mean any person, firm, company or organisation who or which at any time during the 12 months prior to the date of termination is or was:

(a) negotiating with the Company for the sale or supply of Relevant Products or Services; or

(b) a client or customer of the Company for the sale or supply of Relevant Products or Services; or

(c) in the habit of dealing with the Company for the sale or supply of Relevant Products or Services and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the 12 months prior to the date of termination in the course of his employment hereunder;

(iii) “Relevant Products or Services” shall mean products or services with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge during the 12 months prior to the date of termination in the course of his employment hereunder;

15.	BENEFIT AND BINDING EFFECT.

This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, including, but not limited to, any company, person, or other entity which may acquire all or substantially all of the assets and business of Company or any company with or into which Company may be consolidated or merged, and Executive, Executive’s heirs, executors, administrators, and legal representatives, provided that the obligations of Executive may not be delegated.

16.	FREEDOM FROM RESTRICTIONS.

Executive represents and warrants that Executive has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to Executive’s employment by Company including Executive’s compliance with the terms of this Agreement. In particular, Executive is not subject to a valid, pre-existing non-competition agreement which prohibits Executive from fulfilling Executive’s job duties as set out in Section 2(a), and no restrictions or limitations exist respecting Executive’s ability to perform fully Executive’s obligations to Company, including Executive’s compliance with the terms of this Agreement.

17.	THIRD-PARTY TRADE SECRETS.

During the term of this Agreement, Executive agrees not to copy, refer to, or in any way use, information that is proprietary to any third party (including any previous employer). Executive represents and warrants that Executive has not improperly taken any documents, listings, hardware, software, discs, or any other tangible medium that embodies proprietary information from any third party, and that Executive does not intend to copy, refer to, or in any way use, information that is proprietary to any third party in performing duties for Company.

18.	NOTICES.

Any notices hereunder shall be in writing and shall be deemed to have been duly served if hand delivered or sent by facsimile or, within the United Kingdom, by first class registered or recorded delivery post and, outside the United Kingdom, by registered airmail post correctly addressed to:

If to Company, to:	Insight Direct (UK) Limited Technology Building, Insight Campus Terry Street Sheffield S9 2BU
With a copy to:	Insight Enterprises, Inc. Attn: Legal Department 6820 S. Harl Avenue Tempe, Arizona 85283 USA
If to Executive, to:	Stuart Fenton The Ridings, Hazel Road Surrey KT14 6JJ

Either party may change the address to which notices are to be sent to it by giving ten (10) days written notice of such change of address to the other party in the manner above provided for giving notice.

19.	NONDELEGABILITY OF EXECUTIVE’S RIGHTS AND COMPANY ASSIGNMENT RIGHTS.

The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon reasonable notice to Executive, Company may transfer Executive to an affiliate of Company, which affiliate shall assume the obligations of Company under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring Company or its business.

20.	SEVERABILITY.

If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (1) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (2) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

21.	AMENDMENT.

Any amendment to the terms and conditions set out in this Agreement shall only be valid if set out in writing and signed by Company and Executive.

22.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

23.	ENTIRE AGREEMENT.

The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Executive and Company with respect to the relationship of Executive with Company, except with respect to other continuing or future stock option, health, benefit and similar plans or agreements.

24.	GOVERNING LAW.

The construction, validity and performance of this Agreement shall be governed by and construed in accordance with the law of England. Each party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement or the legal relationships established by this Agreement.

25.	DEFINITIONS.

Throughout this Agreement, certain defined terms will be identified by the capitalization of the first letter of the defined word or the first letter of each substantive word in a defined phrase. Whenever used, these terms will be given the indicated meaning.

26.	TERMINATION OF EMPLOYMENT.

The termination of this Agreement by either party also shall result in the termination of Executive’s employment relationship with Company in the absence of an express written agreement providing to the contrary. Upon termination of this Agreement and upon the request of Company, Executive shall resign from office as a director of Company and from all offices held by him in any other company in the Group. Should Executive not execute the necessary documents to resign from his directorship(s), Company is authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation(s) on Executive’s behalf. Neither party intends that any oral employment relationship continue after the termination of this Agreement.

27.	TIME IS OF THE ESSENCE.

Company and Executive agree that time is of the essence with respect to the duties and performance of the covenants and promises of this Agreement.

28.	EMPLOYMENT RIGHTS ACT 1996.

This Agreement contains the particulars of the terms of employment of Executive required by the Employment Rights Act 1996.

29.	GRIEVANCE/DISCIPLINARY MATTERS.

There are no contractual disciplinary or grievance procedures in respect of Executive.

30.	COLLECTIVE AGREEMENTS.

There are no collective agreements which affect the terms and conditions of Executive’s employment.

31.	DATA PROTECTION.

Executive consents to Company and/or any other company in the Group holding (and where necessary forwarding outside the EEA where similar protections exist) and processing both electronically and manually the data (including personal sensitive data) it collects which relates to Executive, in the course of Executive’s employment, for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations.

32.	GENERAL.

(a) The termination of this Agreement for any reason shall not affect such of the provisions of it as are expressed to operate or have effect after its termination and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

(b) Executive hereby irrevocably and by way of security appoints Company and any other Company in the Group now or in the future existing to be his attorney in his name and on his behalf as his act and deed to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement and in particular, but without limitation, Sections 12(a) through 12(c) and Executive hereby agrees forthwith on the request of Company to ratify and confirm all such acts things and documents signed, executed and done in pursuant of this power.

33.	CONSTRUCTION.

This Agreement is the result of negotiation between Company and Executive and both have had the opportunity to have this Agreement reviewed by their legal counsel and other advisors. Accordingly, this Agreement shall not be construed for or against Company or Executive, regardless of which party drafted the provision at issue. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. Whenever the words “include,” “includes,” or “including” are used in the Agreement, they shall be deemed to be followed by the words “without limitation.”

This Agreement has been signed on behalf of Company by a director and its secretary/ two directors and executed and delivered as a deed by Executive.

Dated this 18th day of May, 2010.

Company:

Insight Direct (UK) Limited

By: /s/ Russell Leighton
Name: Russell Leighton
Title: Director and SVP — Finance

By: /s/ Jet Golia
Name: Jet Golia
Title: Company Secretary
Executive:
/s/ Stuart Fenton

Witness name and address:
/s/ Jet Golia
Jet Golia
Warwick Road, London